EXHIBIT 99.1

Quantum Closes $11.5 Million Public Offering of Common Stock

LAKE FOREST, Calif., February 18, 2015 /PRNewswire/ -- Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) (NASDAQ: QTWW), a leader in natural gas storage systems, integration, and vehicle systems technologies, today announced the closing of its previously announced underwritten offering of its common stock. The Company raised $11.5 million in gross proceeds by issuing 4,600,000 shares of its common stock, which included the issuance of an additional 600,000 shares as a result of the exercise of the underwriters’ over-allotment option, at a price to the public of $2.50 per share. Cowen and Company, LLC and FBR Capital Markets & Co. acted as joint bookrunners for the offering.

Net proceeds from the sale of the shares after underwriting discounts and estimated offering expenses were approximately $10.54 million. The Company intends to use the net proceeds of the offering for general corporate and working capital purposes.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. A final prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission and is available on the SEC’s website located at www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement and accompanying prospectus by contacting the underwriters at: Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, New York, 11717, Attn: Prospectus Department, (631) 274-2806; or FBR Capital Markets & Co., Prospectus Department, 1300 North 17th Street, Suite 1400, Arlington, Virginia 22209, (703) 312-9500 or prospectuses@fbr.com.

About Quantum: Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces innovative, advanced, and light-weight compressed natural gas storage tanks and supplies these tanks, in addition to fully-integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast-to-market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

Forward Looking Statements: This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this report, other than those that are historical, are forward looking statements and can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. Risk factors include the cancellation of orders, the acceptance of the Company’s products, and the other risk factors contained in the Company’s annual report on Form 10-K for the year ended December 31, 2013, interim reports on Form 10-Q for the first three quarters of 2014, and any registration statement the Company files related to the offering of shares of its common stock. Except as may be required by applicable law, the Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:

Quantum Investor Relations
Phone: 949-399-4555
Email: ir@qtww.com